Phreesia Announces Planned CFO Transition in 2021: Chief Financial Officer Tom Altier to Retire, Randy Rasmussen Named New CFO

NEW YORK, Dec. 8, 2020 -- Phreesia, Inc. (NYSE: PHR) today announced that Tom Altier, its Chief Financial Officer, will retire in April 2021. Randy Rasmussen, the company’s Chief Accounting Officer, will succeed Altier as CFO, effective May 1, 2021. Altier, who joined Phreesia in 2012, will continue in his current role through the end of April 2021 and the filing of Phreesia’s Annual Report on Form 10-K, and thereafter will continue to support the company in an advisory role.

“Tom’s leadership has played a critical role in the success of our finance organization and of Phreesia as a whole, including during our transition to a public company” said Phreesia CEO Chaim Indig. “We deeply appreciate the work he has done to help further our mission and the indelible impact he has left on our team. Randy is bringing tremendous value to Phreesia and we’re so pleased that he will be our new CFO.”

Altier’s career spans more than 40 years in finance, including as CFO at Perspective Pixel, which was acquired by Microsoft in 2012, and other financial leadership roles. He began his career at Price Waterhouse (now PwC). Altier is a Certified Public Accountant and holds a BA and an MBA from Columbia University.

“It has been a privilege to work alongside our fantastic leadership team, board of directors and employees during my tenure at Phreesia,” said Altier, “Randy is doing an excellent job leading our accounting organization and I am confident that with his deep expertise, the company will be well-positioned for continued growth.”

Rasmussen joined Phreesia as CAO in November 2019. He has more than 25 years of finance and accounting experience, including multiple leadership roles at public companies of various sizes and stages of growth and evolution. Most recently, he was a Senior Vice President and Controller with Medidata Solutions, Inc. (NASDAQ: MDSO) where he managed global accounting operations, including SEC reporting and global financial planning and analysis. Prior to his role with Medidata, he spent over a decade in finance and accounting leadership roles with SAP SE (NYSE: SAP). Rasmussen began his career with Coopers & Lybrand (now PwC) after receiving his bachelor’s degree in Accounting and Finance from the University of Colorado at Boulder. He is also a Certified Public Accountant.

ABOUT PHREESIA
Phreesia gives healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients and provides a modern, convenient experience, while enabling our clients to optimize their staffing, boost profitability and enhance clinical care. To learn more, visit phreesia.com

Phreesia
Maureen McKinney
212-457-0257
mmckinney@phreesia.com
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